CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 308 to the Registration Statement of The Advisors’ Inner Circle Fund (Form N-1A: File No. 033-42484) of our report dated February 28, 2019, on the financial statements and financial highlights of Hamlin High Dividend Equity Fund included the Fund’s Annual Report to shareholders for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 30, 2019